Exhibit 99.1

     NBC Capital Corporation Reports Higher Second Quarter Income

    STARKVILLE, Miss.--(BUSINESS WIRE)--July 20, 2005--NBC Capital Corporation (AMEX: NBY) today reported a 25.5% increase in net income to $3.3 million, or $0.41 per diluted share, for the second quarter ended June 30, 2005.
    "NBC's growth in income was due to higher margins, growth in the loan portfolio, the contribution from Enterprise and our continuing control of expenses," stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "This is the first quarter to include the Enterprise data for the prior year's comparable quarter and we are pleased with the solid progress we have made since that time."
    Net income for the second quarter of 2005 rose to $3.3 million, or $0.41 per diluted share, compared with net income of $2.7 million, or $0.33 per diluted share, in the second quarter of 2004.
    "Our asset quality remained good and in fact, improved as evidenced by our lower provision for loan losses and reduced reserve for loan losses compared with last year," stated Mr. Mallory. "Our total non-performing loans are down 19% in the latest 90 days while our reserve to non-performing loans rose to 251% at June 30, 2005 compared with 215% at March 31, 2005."

    Second Quarter Results

    Net interest income rose 4.3% to $11.2 million in the second quarter of 2005 compared with $10.8 million in the second quarter of 2004. The growth in income was due to a 19 basis point improvement in margins offset by a 1.4% decline in average earning assets.
    Total interest income was $17.8 million for the second quarter of 2005 compared with $16.1 million in the second quarter of 2004. The increase in interest income was primarily due to an increase in yields. Interest and fees on loans increased 13.0% due to a 78 basis point increase in average yields offset by a 1% decrease in average loan volume. Interest and dividends on investment securities were up 2.0% compared with the second quarter of 2004 due to a 19 basis point improvement in yield offset by a 2.6% decrease in average investment securities.
    "Total loans for the second quarter were up slightly to $807 million, largely due to loan growth accelerating in the last half of the quarter," continued Mr. Mallory. "Most of the loan growth was from our Memphis and Tuscaloosa markets while loan demand in our Mississippi markets remained soft during the second quarter. We believe the economy in Mississippi has bottomed out and we are seeing signs of renewed strength, which bodes well for higher loan demand in future quarters."
    NBC's provision for loan losses was $358,000 in the second quarter compared with $805,000 in the same period last year. The decrease was primarily related to an overall improvement in loan quality and a stronger economy in the Company's markets. At the end of the second quarter, the reserve for loan losses was $10.8 million, or 1.3% of total loans, compared with $11.4 million, or 1.4% of total loans, in the second quarter of 2004. Net interest income after provision for loan losses rose 9.2% to $10.9 million in the second quarter compared with $10.0 million last year.
    Non-interest income declined 4.5% to $5.0 million compared with $5.2 million in the second quarter of 2004. The decrease in non-interest income was due primarily to lower service charges on deposits, mortgage fee income and other non-interest income. These declines were offset somewhat by higher trust department income, insurance commissions and fee income and gains on securities.
    Non-interest expenses declined 0.2% to $11.4 million compared with the second quarter of 2004. The decrease was due primarily to the consolidation of Enterprise's operations following the acquisition and other cost control measures implemented since the prior year.
    Income before taxes was $4.5 million in the second quarter of 2005 compared with $3.8 in the second quarter of 2004. The tax rate for the second quarter of 2005 was 25.3% compared with 29.3% in the same period last year.
    Return on average assets was 1.0% in the second quarter of 2005 compared with 0.8% in the same quarter of 2004. Return on average equity rose to 11.5% in the second quarter of 2005 compared with 9.7% in the second quarter of the prior year.

    Six-Month Results

    Net income for the first six months of 2005 rose 23.1% to $7.1 million, or $0.87 per diluted share, compared with $5.8 million, or $0.70 per diluted share, in the same period of 2004. Net interest income was $22.4 million in the first half of 2005 compared with $19.2 million in the same period of 2004.
    Book value per share was $14.46 at June 30, 2005, and $13.04 at June 30, 2004. Shareholders' equity was $118.0 million and $106.4 million at June 30, 2005 and 2004, respectively.

    2005 Expectations

    NBC expects earnings for 2005 to be in the range of $1.58 to $1.66 per diluted share compared with $1.50 reported in 2004. This represents an increase from previous guidance of $1.56 to $1.65 per diluted share. The 2005 earnings estimate includes one-time second-half costs of approximately $0.05 -$0.07 per share related to the company's strategic plan, which anticipates continued expansion to include de novo placements and other associated costs.
    Expectations for the third quarter of 2005 are for income to be in the range of $0.36 - $0.40 per share. Cash earnings(a) for the third quarter are expected to be in the range of $0.38 - $0.42 per share. Enterprise is expected to be slightly accretive to GAAP earnings during 2005. NBC's 2004 third quarter GAAP net income was $0.39 per diluted share.

    (a) Use of Non-GAAP Financial Measures
    Cash earnings per share is defined as GAAP earnings per share adjusted for amortization of acquisition related expenses, including amortization of deposit premium, write-up of fixed assets and write-up of the securities portfolio. NBC presents cash earnings per share because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, NBC believes cash earnings per share is a measure of performance used by some investment banks, investors, analysts and others to make informed investment decisions. Cash earnings per share is an indicator of cash generated to service debt and fund capital expenditures. Cash earnings per share is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. Cash earnings per share presented herein may not be comparable to similarly titled measures reported by other companies.

    Conference Call

    NBC Capital will provide an on-line, real-time Web-cast and rebroadcast of its second quarter results conference call to be held tomorrow, July 21, 2005. The live broadcast will be available on-line at www.nbcbankline.com under investor information and at www.vcall.com beginning at 1:30 p.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About NBC Capital Corporation

    NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products. NBC has offices in east Mississippi, Memphis, Tennessee and Tuscaloosa, Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

    Forward-Looking Statements

    This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Report on 10-K for the year ended December 31, 2004, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

                        NBC CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF CONDITION
                               JUNE 30,
                 (In thousands, except share amounts)

                                                  2005        2004
                                               ----------  ----------
ASSETS:

Cash and Due From Banks                           $36,506     $41,923
Interest Bearing Deposits Due From Banks            1,594       5,396
                                               ----------  ----------
  Total Cash and Due From Banks                    38,100      47,319

Securities:
  Securities Available for Sale                   417,006     409,727
  Securities Held to Maturity                      24,341      35,752
                                               ----------  ----------
  Total Securities                                441,347     445,479

Federal Funds Sold and Securities
 Purchased Under Agreement To Resell               31,312         292

Other Earning Assets                               16,561      15,922

Loans                                             807,203     804,975
Less: Reserve for Loan Losses                     (10,757)    (11,430)
                                               ----------  ----------
  Net Loans                                       796,446     793,545


Bank Premises And Equipment, Net                   17,981      19,667
Interest Receivable                                 7,682       7,463
Other Real Estate Owned                             5,335       1,164
Goodwill and Other Intangible Assets               40,228      41,203
Other Assets                                       21,146      24,784
                                               ----------  ----------
  Total Assets                                 $1,416,138  $1,396,838
                                               ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:

Non-Interest Bearing Deposits                    $142,926    $150,058
Interest Bearing Deposits                         968,917     914,713
                                               ----------  ----------
  Total deposits                                1,111,843   1,064,771
Interest Payable                                    2,177       1,700
Federal Funds Purchased and Securities
 Sold Under Agreement to Repurchase                23,514      29,768
Federal Home Loan Bank Borrowings                 110,014     144,763
Subordinated Debentures                            37,114      36,928
Other Liabilities                                  13,448      12,492
                                               ----------  ----------
  Total Liabilities                             1,298,110   1,290,422

SHAREHOLDERS' EQUITY:

Common Stock - $1 Par Value, Authorized
 50,000,000 shares, Issued - 9,615,806 Shares
 at June 30, 2005 and June 30, 2004                 9,616       9,616
Surplus And Undivided Profits                     140,658     132,893
Accumulated Other Comprehensive Income             (4,316)     (8,026)
Treasury Stock at Cost (1,451,295 shares
 at June 30, 2005 and 1,457,795 shares at
 June 30, 2004)                                   (27,930)    (28,067)
                                               ----------  ----------
  Total Shareholders' Equity                      118,028     106,416
                                               ----------  ----------
    Total Liabilities And Shareholders' Equity $1,416,138  $1,396,838
                                               ==========  ==========


                        NBC CAPITAL CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except average weighted shares and per share amounts)

                        FOR THE THREE MONTHS     FOR THE SIX MONTHS
                           ENDED JUNE 30           ENDED JUNE 30
                       ----------  ----------  ----------  ----------
                          2005        2004        2005        2004
                       ----------  ----------  ----------  ----------
INTEREST INCOME:

Interest And Fees On
 Loans                    $12,772     $11,302     $25,053     $19,623
Interest And Dividends
 On Investment
 Securities                 4,887       4,793       9,776       8,983
Other Interest Income         111          34         251         192
                       ----------  ----------  ----------  ----------
  Total Interest Income    17,770      16,129      35,080      28,798


INTEREST EXPENSE:

Interest On Deposits        4,643       3,565       8,950       6,403
Interest On Borrowed
 Funds                      1,887       1,792       3,705       3,180
                       ----------  ----------  ----------  ----------
  Total Interest
   Expense                  6,530       5,357      12,655       9,583
                       ----------  ----------  ----------  ----------
  Net Interest Income      11,240      10,772      22,425      19,215
Provision For Loan Loss       358         805         993       1,480
                       ----------  ----------  ----------  ----------
  Net Interest Income
   After Provision For
   Loan Losses             10,882       9,967      21,432      17,735
                       ----------  ----------  ----------  ----------

OTHER INCOME:

Service Charges On
 Deposit Accounts           2,035       2,195       3,905       4,135
Trust Department Income       593         515       1,099       1,002
Insurance Commission
 and Fee Income             1,222       1,066       2,356       2,243
Mortgage Loan Fee
 Income                       216         358         393         624
Other Non-Interest
 Income                       791         962       2,337       1,941
Gains On Securities -
 Net                           97          89          94          97
                       ----------  ----------  ----------  ----------
  Total Other Income        4,954       5,185      10,184      10,042
                       ----------  ----------  ----------  ----------

OTHER EXPENSE:

Salaries & Employee
 Benefits                   6,494       6,480      12,387      11,512
Net Premises And Fixed
 Asset Expense              1,495       1,478       3,108       2,660
Other Operating Expense     3,377       3,430       6,379       5,600
                       ----------  ----------  ----------  ----------
  Total Other Expense      11,366      11,388      21,874      19,772
                       ----------  ----------  ----------  ----------

Income Before Income
 Taxes                      4,470       3,764       9,742       8,005
Applicable Income Tax
 Expense                    1,131       1,103       2,661       2,251
                       ----------  ----------  ----------  ----------
  Net Income               $3,339      $2,661      $7,081      $5,754
                       ==========  ==========  ==========  ==========

Earnings Per Share:
  Basic                     $0.41       $0.33       $0.87       $0.70
  Diluted                   $0.41       $0.33       $0.87       $0.70
                       ==========  ==========  ==========  ==========

Average Weighted
 Shares:
  Primary               8,164,511   8,161,165   8,163,782   8,164,695
  Diluted               8,179,453   8,186,248   8,179,296   8,193,179


                        NBC CAPITAL CORPORATION
                         FINANCIAL HIGHLIGHTS
             (amounts in thousands except per share data)

FOR THE THREE MONTHS
   ENDED JUNE 30:                                 2005        2004
                                               ----------  ----------

Net Earnings                                       $3,339      $2,661
Basic and Diluted Earnings Per Share                 0.41        0.33
Cash Dividends Per Share                             0.24        0.24

ANNUALIZED RETURNS
Return on Average Assets                              1.0%        0.8%
Return on Average Equity                             11.5%        9.7%


FOR THE SIX MONTHS
   ENDED JUNE 30:                                 2005        2004
                                               ----------  ----------

Net Earnings                                       $7,081      $5,754
Basic and Diluted Earnings Per Share                 0.87        0.70
Cash Dividends Per Share                             0.48        0.48

ANNUALIZED RETURNS
Return on Average Assets                              1.0%        1.0%
Return on Average Equity                             12.2%       10.4%


SELECTED BALANCES AT
  JUNE 30:                                        2005        2004
                                               ----------  ----------

Total Assets                                   $1,416,138  $1,396,838
Deposits and Securities Sold Under
 Agreements to Repurchase                       1,135,357   1,090,919
Loans                                             807,203     804,975
Total Securities                                  441,347     445,479
Shareholders' Equity                              118,028     106,416
Market Price Per Share                              24.34       26.99
Book Value Per Share                                14.46       13.04


    CONTACT: NBC Capital Corporation, Starkville
             Richard T. Haston, 662-324-4258